EXHIBIT 10.5

ASSUMPTION AND ASSIGNMENT AGREEMENT (DEBENTURE SSWC-2-1)

THIS ASSUMPTION AND ASSIGNMENT AGREEMENT (the “Agreement”), dated as of July 26, 2010, by and between YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership (f/k/a Cornell Capital Partners, LP, hereinafter the “Assignor”), and E-LIONHEART ASSOCIATES, LLC, a Delaware limited liability company (hereinafter referred to as "Assignee").

WITNESSETH:

WHEREAS, Assignor, Assignee and SpeechSwitch, Inc., a New Jersey company (the “Company”), are parties to that certain Purchase Agreement dated as of July 26, 2010 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “Purchase Agreement”) pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, certain Amended and Restated Debentures (as defined in the Purchase Agreement);

WHEREAS, that certain Amended and Restated Secured Convertible Debenture No. SSWC-2-1 dated July 26, 2010 issued by the Company to Assignor in the original principal amount of $208,707.74 (the “Debenture”) is one of the Amended and Restated Debentures;

WHEREAS, subject to the terms and conditions contained herein, Assignor proposes to assign to Assignee all of its right, title and interest in and to the Debenture; and

WHEREAS, Assignee proposes to assume and accept the assignment and assumption of such rights and obligations from Assignor on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

SECTION 1.    Purchase and Sale of Debenture.  Subject to the terms and conditions of this Agreement, upon the indefeasible payment in full to Assignee of an amount equal to One Hundred Thousand Dollars ($100,000), in immediately available funds, in accordance with the wire transfer instructions set forth below, Assignee hereby agrees to  sell, assign, convey and transfer to Assignee, without recourse and without any representation or warranty except as set forth in Section 4 below, all of Assignor’s right, title and interest in, to and under the Debenture.

Bank Name:	Wachovia Bank
Downtown Financial Center
101 Hudson Street, NJ1022
Jersey City, NJ 07302
Bank Tel. No.	201-226-3040

Contact Person:	Michael Reynolds
ABA/Routing No.:	031 201 467
Acct. No.:	2000031475547
Beneficiary:	YA Global Investments, L.P.

SECTION 2.   Acceptance and Assumption.  Assignee hereby accepts such sale, assignment and transfer and agrees to assume, comply with and be bound by, as a lender thereunder, all of the terms, provisions and conditions of the Debenture and to assume and perform all of the duties and obligations of Assignor thereunder.  Assignee hereby acknowledges that Assignor is not assigning to Assignee any security interests, liens or encumbrances and therefore any and all obligations owing by the Company to the Assignee under the Debenture shall be unsecured.

SECTION 4.   Representations and Warranties.

(a)           Assignor hereby represents and warrants to Assignee that (i) this Agreement has been duly authorized, executed and delivered by Assignor, and is the legal, valid and binding obligation of the Assignor enforceable in accordance with its terms and (ii) it has not previously assigned, sold, sold a participation interest in, hypothecated, encumbered or otherwise transferred any interest that it had or may have in the Debenture.

(b)           Except as provided in Section 4(a) above, Assignor’s assignment of the Debenture is without recourse and without any representation or warranty whatsoever, whether expressed or implied.  Without in any way limiting the foregoing, Assignor makes no representations or warranties, express or implied, and shall have no obligation or responsibility whatsoever with respect to:

(i)           the genuineness, legality, validity, binding effect or enforceability of the Debenture;

(ii)           the financial condition of the Company or of any other maker, obligor, guarantor or any other party to or liable under the Debenture;

(iii)          the collectability of any amounts that may now or in the future be due under the Debenture; or

(iv)          any other matter pertaining to the Debenture or the Company.

SECTION 5.   Agent Fees.  Assignor and Assignee agree that neither has contracted with any agent or broker for purposes of this Agreement, and that no fee is owed to any party by Assignor or Assignee with respect to the transactions contemplated hereunder.

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SECTION 8.   Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in Hudson County, New Jersey, and expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, sitting in Hudson County and the United States District Court for the District of New Jersey sitting in Newark, New Jersey for the adjudication of any civil action asserted pursuant to this Paragraph.

SECTION 9     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

SECTION 10   Entire Agreement; Counterparts.  This Agreement and the exhibit attached hereto constitute the entire agreement between Assignor and Assignee relating to the subject matter hereof and supersede all prior oral statements and/or other writings with respect to the subject matter hereof.  This Agreement may be signed in any number of original or facsimile counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first set forth above.

“Assignee”

E-LIONHEART ASSOCIATES, LLC

By:              /s/ Edward Bronson
       Name:  Edward Bronson
       Title:    Managing Member

“Assignor”

YA GLOBAL INVESTMENTS, L.P.

By: Yorkville Advisors, LLC
Its: Investment Manager

By:              /s/ Troy Rillo
       Name:   Troy Rillo
       Title:     Sr. Managing Director